Exhibit 99.2

ADVANCE NOTICE POLICY

A policy relating to certain procedural requirements for the election of directors of JEWETT-CAMERON TRADING COMPANY LTD. (the "Company")

INTERPRETATION

1.1 Definitions: In this policy, unless the context otherwise requires:

(a)	"Act" means the British Columbia Business Corporations Act as amended from time to time and any Act that may be substituted therefor, including the regulations under the Act, as amended from time to time;
(b)	"articles" means the articles of the Company as from time to time amended or restated;
(c)	"board" means the board of directors of the Company;
(d)	"public announcement" shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company under its profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com; and
(e)	"Applicable Securities Laws" means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada.

NOMINATIONS OF DIRECTORS

1.2 Nomination Procedures: Subject only to the Act and the articles, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company at any meeting of shareholders of the Company. Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders, if one of the purposes for which the special meeting was called is the election of directors:

(a)	by or at the direction of the board, including pursuant to a notice of meeting;
(b)	by or at the direction or request of one or more shareholders pursuant to a proposal or a requisition made in accordance with the provisions of the Act; or
(c)	by any person (a "Nominating Shareholder"):
(i)	who, on the date of the giving of the notice provided for below in this policy and on the record date for notice of such meeting, is a registered holder or beneficial owner of shares that are entitled to be voted at such meeting; and
(ii)	who complies with the notice procedures set forth below in this policy.

1.3 Timely Notice: In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Secretary of the Company at the principal executive offices of the Company.

1.4 Manner of Timely Notice: To be timely, a Nominating Shareholder's notice to the Secretary of the Company must be made:

(a)	in the case of an annual meeting of shareholders, not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the "Notice Date") on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the tenth (10th) day following the Notice Date; and
(b)	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

In no event shall any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder's notice as described above.

1.5 Proper Form of Timely Notice: To be in proper written form, a Nominating Shareholder's notice to the Corporate Secretary of the Company must set forth:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director:
(i)	the name, age, business address and residential address of the person;
(ii)	the principal occupation or employment of the person;
(iii)	the number of shares of the Company beneficially owned, or controlled or directed, directly or indirectly, by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and
(iv)	any other information relating to the person that would be required to be disclosed in a dissident's proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; and
(b)	as to the Nominating Shareholder giving the notice:
(i)	the number of shares of the Company beneficially owned, or controlled or directed, directly or indirectly, by the Nominating Shareholder;
(ii)	any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Company; and
(iii)	any other information relating to such Nominating Shareholder that would be required to be made in a dissident's proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such proposed nominee.

1.6 Eligibility for Nomination as a Director: No person shall be eligible for election as a director of the Company unless nominated in accordance with the provisions of this policy; provided, however, that nothing in this policy shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The Chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

1.7 Delivery of Notice: Notwithstanding any other provision of this policy, notice given to the Secretary of the Company pursuant to this policy may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the Secretary of the Company for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the aforesaid address) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Secretary at the address of the principal executive offices of the Company; provided that if such delivery or electronic communication is made on a day which is not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

1.8 Board Discretion: Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this policy.

MADE by the board of directors the 5th day of May, 2023.

/s/ “Chad Summers”
Chad Summers, Chief Executive Officer